DONALD W. J. SPECHT Barrister & Solicitor	4130 Ripple Road West Vancouver, B.C. V6V 3L2 Tel: (604) 926-4649 Fax No: (604) 925-4639 Email: dspecht@intergate.ca

June 19, 2003

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, DC USA

20549

Dear Sirs:

Re: DRC Resources Corporation

Form 20-F Registration Statement application

I have acted as counsel to DRC Resources Corporation (the "Company") in connection with the filing of its application for registration by statement on Form 20-F (the "Registration Statement") with the Securities & Exchange Commission (the "Commission").

In connection with rendering this opinion, I have:

1. participated, together with the Company’s management in:

(a) reviewing the Company’s material contracts, and

(b) preparation of the Registration Statement,

2. examined, among other things,

(a) a certified copy of the memorandum and articles of the Corporation,

(b) the annual filing of the Company under the Company Act (British Columbia),

(c) records of the Company related to its listing on the Toronto Stock Exchange and the Company's Annual Information Form for 2003,

(d) the books and records of the Company, including resolutions passed by the directors of the Company authorising the making and execution of the Registration Statement, and

3. considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to my satisfaction, of such additional records of corporate proceedings, certificates and other documents as I have considered relevant or necessary in order to render the opinion expressed below.

For the purposes of rendering the opinion expressed below, I have assumed with respect to all of the documents examined by me, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any of such documents, the authenticity and completeness of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which I am relying in rendering this opinion.

I express no opinion as to the laws of any jurisdiction other than the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based on and relying upon the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, I am of the opinion that:

1.	the Company has been duly incorporated, has not been dissolved and now exists under the Company Act (British Columbia).
2.	The Company has all necessary corporate power and capacity, and is qualified, to own its property and to operate or conduct its business at and in the places where such property is now owned or such business is now operated or conducted

3.	The Company is authorized to issue 40,000,000 common shares without par value, of which 9,226,766 common shares without par value have been validly created and are issued and outstanding as fully paid and non-assessable issued and outstanding as fully paid and non-assessable

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Yours truly,

D.W.J. Specht

Donald W.J. Specht